Exhibit 99.2

SECURITIES PURCHASE AGREEMENT

This Agreement (the “Agreement”) is made as of the 19th day of January, 2011 by and among DE Acquisition 2, Inc., a Delaware corporation having its offices at 6046 FM 2920, Suite 619, Spring, Texas 77379 (the “Company”), and those certain purchasers listed on Schedule 1 hereto (the “Purchasers”).

W I T N E S S E T H:

WHEREAS, the Company wishes to sell an aggregate of 5,000,000 Shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (“Common Stock”) to the Purchasers; and

WHEREAS, the Purchasers desire to purchase the Shares pursuant to the terms and conditions set forth herein; and

WHEREAS, in connection with the transactions contemplated by this Agreement, the Company shall issue promissory notes, in substantially the form attached hereto as Exhibit A (the “Promissory Note”) to certain of the Purchasers for the aggregate principal amount listed beside such Purchaser’s name on Schedule 1 hereto.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF THE SHARES

1.1.   Sale of the Shares.

(a)           Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, at the Closing, as described in Section 1.2 herein, the Company agrees to sell, assign, transfer and deliver the Shares to the Purchasers and the Purchasers agree to purchase the Shares from the Company, for an aggregate purchase price equal to $2,979.00 (the “Purchase Price”). The number of Shares to be purchased by each Purchaser and the portion of the Purchase Price payable by each Purchaser is set forth on Schedule 1 annexed hereto.

(b)           At the Closing, Ruth Shepley, the Company’s sole officer and director prior to the Closing, shall resign as President, Secretary and Treasurer of the Company and Dennis Nguyen shall be appointed to serve as President and Treasurer of the Company.  Ms. Shepley shall also appoint Mr. Nguyen to serve on the board of directors of the Company effective upon her resignation as the sole director of the Company, which resignation shall be effective ten (10) days following the filing with the Securities and Exchange Commission and mailing of a Schedule 14f-1 to the Company’s shareholders (the “Effective Time”). Additionally, at the Closing, the newly elected board of directors shall appoint Mr. Todd R. Vollmers to serve as Vice President and Secretary of the Company.

1.2.   Closing.  The purchase and sale of the Shares shall take place at the offices of Heskett & Heskett, 501 South Johnstone Ave., Suite 501, Bartlesville, Oklahoma or such other place as the parties may agree at a closing (the “Closing”), to occur immediately following the execution and delivery hereof.

1.3.  Deliveries.

(a)   On or prior to the Closing Date, the Company shall deliver the following to the Purchasers:

(i)	a certificate representing the Shares purchased by each Purchaser, in the name of Purchaser, as shall be effective to vest in each Purchaser all right, title and interest in the Shares.

(ii)
a resignation letter executed by Ruth Shepley pursuant to which Ms. Shepley shall resign as President, Secretary and Treasurer and all other officer positions of the Company that she may hold effective as of the Closing and as director of the Company, such resignation to be effective as of the Effective Time.

(iii)
board consents of the Company appointing Dennis Nguyen as the Company’s President and Treasurer and Todd Vollmers as the Company’s Vice President and Secretary effective upon Ms. Shepley’s resignation as President, Secretary and Treasurer of the Company on the Closing Date and appointing Mr. Nguyen to serve as director of the Company effective upon Ms. Shepley’s resignation as the sole director of the Company, such resignation to be effective as of the Effective Time.

(iv)	Promissory Notes for the benefit of each Purchaser in the aggregate principal amount listed beside such Purchaser’s name on Schedule 1 hereto.

(v)	all such further assignments, conveyances, instruments and documents as shall be necessary or advisable to carry out the transactions contemplated by this Agreement.

(b)    At the Closing, the Purchaser shall deliver the following to the Company:

(i)	the Purchase Price.

(ii)	all such further assignments, conveyances, instruments and documents as shall be necessary or advisable to carry out the transactions contemplated by this Agreement.

(iii)	an amount equal to the principal amount of the Promissory Notes.

ARTICLE II
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby makes the following representations and warranties to and covenants with the Purchasers:

2.1.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all necessary power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all its obligations under all contracts, agreements, arrangements or understandings (the “Company Contracts”).  The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction. The Company has no subsidiaries.  The Company does not own any controlling interest in any business entity and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any business entity.  The Company has not agreed and is not obligated to make any future investment in or capital contribution to any business entity.  Neither the Company nor any of the stockholders of the Company has ever approved, or commenced any action, suit or legal proceeding or made any election, in either case, contemplating the dissolution or liquidation of the Company’s business or affairs.

2.2.   The Company has delivered to Purchaser accurate and complete (through the date hereof) copies of: (i) the certificate of incorporation and bylaws, including all amendments thereto, of the Company; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of all securities of the Company, the board of directors of the Company and all committees of the board of directors of the Company (the items described in the foregoing clauses “(i)”, “(ii)” and “(iii)” of this Section 2.2 (collectively referred to herein as the “Company Documents”).  There have been no formal meetings held of, or corporate actions taken by, the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in the Company Documents.  There has not been any violation of any of the Company Documents, and at no time has the Company taken any action that is inconsistent in any material respect with the Company Documents.  The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with requirements of law and prudent business practices.

2.3.   The authorized capital stock of the Company consists of: (i) 500,000,000 shares of Common Stock, of which 10,000 shares are issued and outstanding and (ii) 20,000,000 shares of Preferred Stock, of which none are issued and outstanding.

(a) All of the outstanding shares of the Company capital stock have been duly authorized and validly issued and are fully paid and nonassessable.  All of the outstanding shares of capital stock of the Company and all of the outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company have been issued in compliance with all applicable federal and state securities laws and other applicable requirements of law and all requirements set forth in the Company Documents.  No shares of capital stock or other securities of the Company are subject to a repurchase option in favor of the Company.

(b)  There are no: (i) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock of the Company or other securities of the Company; (ii) outstanding securities, notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of capital stock of the Company or other securities of the Company; (iii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of the Company; (iv) Company Contracts under which the Company is or may become obligated to sell, transfer, exchange or issue any shares of capital stock of the Company or any other securities of the Company except that certain Repurchase Agreement by and between the Company and Ruth Shepley dated as of the date of this Agreement; (v) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the “Securities Act”), or any shares of the Company; or (vi) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any individual or entity to the effect that such individual or entity is entitled to acquire or receive any shares of the Company Common Stock or any shares of the capital stock or other securities of the Company.

2.4.   The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by the Company of this Agreement has been duly and validly authorized by all necessary action and no further consent or authorization on the part of the Company, its board of directors or its stockholders is required.  This Agreement constitutes, and upon execution and delivery thereof by the Company, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.5.   Neither the execution, delivery or performance of this Agreement, nor the performance of the Company of its obligations hereunder will directly or indirectly (with or without notice or lapse of time) cause, constitute, or conflict with or result in (i) any breach or violation, or give rise to a right of termination, cancellation or acceleration or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under any of the provisions of, or constitute a default under, any license, mortgage or any other agreement or instrument to which the Company or its stockholders are a party; (ii) result in a violation of any of the provisions of the Company Documents; (iii) result in a violation of, or give any governmental body or agency or other individual or entity the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any, requirement of law or judicial or administrative order to which the Company is subject.

2.6.   The Company has timely filed all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, since inception (the foregoing materials, together with all documents or reports filed by the Company under the Exchange Act that were not required to be filed, being collectively referred to herein as the “SEC Reports” and, together with this Agreement and the Schedules to this Agreement, the “Disclosure Materials”).

(a) The SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of law and the SEC and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading. To the best of the Company’s knowledge, each offering or sale of securities by the Company (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of law and the SEC, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.  The Company has delivered or made available to the Purchasers all comment letters received by the Company from the staff of the SEC and all responses to such comment letters by or on behalf of the Company with respect to all filings under the Securities Act or the Exchange Act. The Company’s principal executive officer and principal financial officer (and Company’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the Exchange Act thereunder with respect to the SEC Reports filed by Company under the Exchange Act (the “Exchange Act Reports”) to the extent such rules or regulations applied at the time of the filing.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act.  Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any governmental body or agency questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. The Company is not a “Business Combination Shell Company” as such term is defined under Rule 405 of the Securities Act.

(b) The financial statements of the Company included in the SEC Reports (the “Company Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  The Company Financial Statements have been prepared in accordance with GAAP, except as may be otherwise specified in the Company Financial Statements or the notes thereto, and fairly present in all material respects the assets, liabilities, financial position and results of operations of Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(c)      Each of Company’s independent public accountants, which have expressed their opinion with respect to the financial statements of the Company included in the Exchange Act Reports (including the related notes), is and have been throughout the periods covered by such Company Financial Statements, registered public accounting firms with respect to the Company within the meaning of all applicable laws and regulations and is registered with the Public Company Accounting Oversight Board.  With respect to the Company, the Company’s independent public accountants are not and have not been in violation of auditor independence requirements of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith.  None of the non-audit services performed by Company’s independent public accountants for the Company were prohibited services under the Sarbanes-Oxley Act and all such services were pre-approved in advance by the Company’s audit committee in accordance with the Sarbanes-Oxley Act.

(d)      The Company maintains disclosure controls and procedures required by Rule 13a-15(b) or 15d-15(b) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the principal executive officer and the principal financial officer.  The Company has delivered to the Purchasers copies of, all written descriptions of, and all policies, manuals and other documents promulgating such disclosure controls and procedures.  The Company and, to the Best Knowledge (as defined below) of the Company, its directors and executive officers, have complied at all times with Section 16(a) of the Exchange Act, including the filing requirements thereunder to the extent applicable

2.7.   Since August 31, 2010 (the “Balance Sheet Date”), the Company has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any material adverse effect on the Company.

(a)      Since the Balance Sheet Date, the Company has not issued, transferred, sold, encumbered or pledged the Common Stock, shares of or other securities (including securities convertible into or exchangeable for, or options or rights to acquire, shares of Common Stock or other securities) of the Company.

(b)      Since the Balance Sheet Date, the Company has not entered into or amended any (i) employment agreements or any other type of employment arrangements, (ii) severance or change of control agreements or arrangements, or (iii) deferred compensation agreements or arrangements. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Company’s Best Knowledge (as defined below), threatened against the Company or any of its properties or any of its officers or directors (in their capacities as such).  There is no judgment, decree or order against the Company that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.  The term “Best Knowledge” of the Company shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent businessperson would reasonably have obtained in the management of such Person’s business affairs after making due inquiry and exercising the due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto.  Actual or imputed knowledge of any director or officer or the Company shall be deemed to be knowledge of the Company.

2.8.   The Company is selling the Shares to the Purchasers without registration pursuant to the exemptions afforded the Company under Section 4(2) of the Securities Act, as amended, and will take any and all actions to make such exemption available. No registration under the securities laws of any state is required for the offer and sale of the Shares by the Company to the Purchasers as contemplated hereby.

2.9.   There are no claims, actions, suits, proceedings, inquiries, labor disputes or investigations (whether or not purportedly on behalf of the Company) pending or, to the Company’s Best Knowledge, threatened against the Company or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation.  No bankruptcy, receivership or debtor relief proceedings are pending or, to the Company’s Best Knowledge, threatened against the Company.  The Company is not subject to or in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality.

2.10.   The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign law, judgment, decree, injunction or order, applicable to it, the conduct of its business, or the ownership or operation of its business.    References in this Agreement to “Laws” shall refer to any laws, rules or regulations of any federal, state or local government or any governmental or quasi-governmental agency, bureau, commission, instrumentality or judicial body (including, without limitation, any federal or state securities law, regulation, rule or administrative order).

2.11.   The Company has properly filed all tax returns required to be filed and has paid all taxes shown thereon to be due.  To the Best Knowledge of the Company, all tax returns previously filed are true and correct in all material respects.

2.12.   Ruth Shepley is the President, Secretary, Chief Financial Officer and sole director of the Company.  The Company has no other officers, directors or employees.

2.13.   All of the business and financial transactions of the Company have been fully and properly reflected in the books and records of the Company in all material respects and in accordance with generally accepted accounting principles consistently applied.

ARTICLE III
REPRESENTATION AND WARRANTIES OF THE PURCHASERS
Each Purchaser, individually and each only as to itself or himself, hereby represents and warrants, as of the date hereof, to the Company as follows:

3.1.   Organization; Authority.  If an entity, each Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by each Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of each Purchaser.  This Agreement has been duly executed by the Purchasers, and when delivered by Purchasers in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchasers, enforceable against them in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.2.   Own Account.  Each Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its or his own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understanding with any other persons to distribute or regarding the distribution of such Shares (this representation and warranty not limiting such Purchaser’s right to sell the Shares in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. Each Purchaser is acquiring the Shares hereunder in the ordinary course of its business.

3.3.   Purchaser Status.  At the time the Purchasers were offered the Shares, they each were, and as of the date hereof are, either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

3.4.   Experience of Purchaser.  Each Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.  Each Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

3.5.   General Solicitation.  The Purchasers are not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.6.   Access to Information.  The Purchasers have been afforded the opportunity to examine all books, records, and agreements of the Company and to ask questions of the Company’s senior management and to obtain additional information necessary to verify the accuracy of the information supplied or to which the Purchasers had access. The Purchasers have also been afforded the opportunity to ask questions of the Company’s senior management to obtain any further information reasonably available to the Company which the Purchaser has requested in connection with its decision to purchase the Shares. The Purchasers have conducted what it deems to be an adequate investigation of the business, finances, and prospects of the Company, and it is satisfied with the results of its investigation. The Purchasers also acknowledge that concurrently with the transactions contemplated by this Agreement the Company may repurchase or issue and sell share of the Common Stock of the Company at a per share purchase price that may differ from the Purchase Price.

ARTICLE IV
TERMINATION

4.1.   Termination by Mutual Agreement.  This Agreement may be terminated at any time by mutual consent of the parties hereto prior to the Closing, provided that such consent to terminate is in writing and is signed by each of the parties hereto.

ARTICLE V
MISCELLANEOUS

5.1.   Entire Agreement.  This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement.  No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver.  No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter.  Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

5.2.   Severability.  If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

5.3.   Notices.  All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section 5.3.  Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery.  Notice shall be delivered to the parties at the following addresses:

If to the Company:               DE Acquisition 2, Inc.
6046 FM 2920, Suite 619
Spring, Texas 77379

With a copy to:                     Heskett & Heskett
501 South Johnstone, Suite 501
Bartlesville, Oklahoma 74003
Attention:  John Heskett

If to the Purchasers:             New Asia Partners, LLC
100 South Fifth Street, 19th Floor
Minneapolis, Minnesota 55402

With a copy to:                    Richardson & Patel, LLP
420 Lexington Avenue, Suite 2620
New York, NY 10170
Attention: David N. Feldman, Esq.

Either party may, by like notice, change the address, person or telecopier number to which notice shall be sent.

5.5.   Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law.

5.5.   Waiver of Jury Trial.  EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT OR ANY OTHER ACTION OR PROCEEDING WHICH MAY ARISE OUT OF OR IN ANY WAY BE CONNECTED WITH THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS.

5.6.   Parties to Pay Own Expenses.  Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses.

5.7.   Successors.  This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party.

5.8.   Further Assurances.  Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

5.9.   Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

5.10.   No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

5.11.   Headings.  The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DE ACQUISITION 2, INC.

By:	/s/ Ruth Shepley
Ruth Shepley, President

NEW ASIA PARTNERS, LLC

By:	/s/ Dennis Nguyen
Dennis Nguyen, Chairman

SHELLBACK FINANCIAL, LLC

By:	/s/ Shawn D Messner
Name: Shawn D. Messner
Title: CEO

PINNACLE INVESTMENT GROUP, LLC

By:	/s/ Jeffrey Peterson
Name: Jeffrey Peterson
Title: Managing Partner

/s/ Randy Nitzsche
Randy Nitzsche

/s/ Robert Castle
Robert Castle

Schedule 1

Purchaser Name	Number of Securities	Purchase Price	Principal Amount of Note
New Asia Partners, LLC	4,196,500	$2,500	None
Pinnacle Investment Group, LLC	643,000	$383	$29,617
Shellback Financial, LLC	53,500	$32	$2,468
Randy Nitzsche	53,500	$32	$2,468
Robert Castle	53,500	$32	$2,468

PROMISSORY NOTE

$PRINCIPAL AMOUNT	January 19, 2011

FOR VALUE RECEIVED, and intending to be legally bound, DE ACQUISITION 2, Inc., a Delaware corporation with an address at 6046 FM 2920, Suite 619, Spring, Texas 77379 (the “Maker”), hereby unconditionally and irrevocably promises to pay to the order of [PAYEE], with an address at ______________________________ (the “Payee”), in lawful money of the United States of America, the sum of [PRINCIPAL AMOUNT] on or before the earlier of (i) January 19, 2016 or (ii) the date that the Maker (or a wholly owned subsidiary of the Maker) consummates a business combination with an operating company in a reverse merger or reverse takeover transaction or other transaction after which the Maker would cease to be a shell company (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) (the “Maturity Date”).

Interest shall accrue on the outstanding principal balance of this Promissory Note on the basis of a 360-day year from the date the Maker received the funds from the Payee until paid in full at the rate of eight and one quarter percent (8.25%) annum, and shall be due and payable at the Maturity Date, or the prepayment date, if any, whichever is earlier. This Promissory Note may be prepaid in whole or in part at any time or from time to time without penalty prior to the Maturity Date.

For purposes of this Promissory Note, an "Event of Default" shall occur if the Maker shall: (i) fail to pay the entire principal amount of this Promissory Note when due and payable, (ii) admit in writing its inability to pay any of its monetary obligations under this Promissory Note, (iii) make a general assignment of its assets for the benefit of creditors, or (iv) allow any proceeding to be instituted by or against it seeking relief from or by creditors, including, without limitation, any bankruptcy proceedings, if such proceedings are not dismissed within 30 days.

In the event that an Event of Default has occurred, the Payee or any other holder of this Promissory Note may, by notice to the Maker, declare this entire Promissory Note to be forthwith immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Maker.  In the event that an Event of Default consisting of a voluntary or involuntary bankruptcy filing has occurred, then this entire Promissory Note shall automatically become due and payable without any notice or other action by Payee.

The nonexercise or delay by the Payee or any other holder of this Promissory Note of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.  No waiver of any right shall be effective unless in writing signed by the Payee, and no waiver on one or more occasions shall be conclusive as a bar to or waiver of any right on any other occasion.

Should any part of the indebtedness evidenced hereby be collected by law or through an attorney-at-law, the Payee or any other holder of this Promissory Note shall, if permitted by applicable law, be entitled to collect from the Maker all reasonable costs of collection, including, without limitation, attorneys’ fees and expenses.

All notices and other communications must be in writing to the address of the party set forth in the first paragraph hereof and shall be deemed to have been received when delivered personally (which shall include via an overnight courier service) or, if mailed, three (3) business days after having been mailed by registered or certified mail, return receipt requested, postage prepaid. The parties may designate by notice to each other any new address for the purpose of this Promissory Note.

Maker hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, and notice of dishonor of this Promissory Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Promissory Note.

This Promissory Note shall be binding upon the successors and assigns of the Maker, and shall be binding upon, and inure to the benefit of, the successors and assigns of the Payee.

This Promissory Note shall be governed by and construed in accordance with the internal laws of the State of Minnesota.

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IN WITNESS WHEREOF, the undersigned Maker has executed this Promissory Note as of January 19, 2011.

MAKER:

DE ACQUISITION 2, INC.

By:________________________________
Ruth Shepley
President